Exhibit 99

Contact: Niki Schaumberg

Chief Financial Officer

(262) 542-4448

FOR IMMEDIATE RELEASE

FFBW, INC. ANNOUNCES COMPLETION OF STOCK OFFERING AND RELATED CONVERSION

Waukesha, Wisconsin, January 16, 2020 – FFBW, Inc. (the “Company”) announced today that FFBW, MHC (the “MHC”) has completed its conversion from the mutual holding company to the stock holding company form of organization (the “Conversion”) and the Company has completed it related stock offering. As a result of the closing of the Conversion, the Company is now the holding company of First Federal Bank of Wisconsin (the “Bank”). The MHC and the Bank’s previous mid-tier holding company, also named FFBW, Inc. (“Old FFBW”), ceased to exist effective upon the closing of the Conversion. The results of the stock offering were previously reported in Old FFBW’s and the Company’s press release dated January 13, 2020.

The Company’s common stock is expected to trade on the Nasdaq Capital Market under the same trading symbol as Old FFBW’s common stock “FFBW” beginning on January 17, 2020.

Book entry statements reflecting shares purchased in the offering are expected to be mailed to purchasers promptly following the closing.  Persons wishing to confirm their orders may contact the stock information center at (844) 977-0092. The Stock Information Center is open from 9:00 a.m. to 3:00 p.m., Central Time, Monday through Friday.

Janney Montgomery Scott LLC (“Janney”) acted as marketing agent for the Company in connection with the offering. Luse Gorman PC acted as legal counsel to the Company in connection with the Conversion and offering. Reinhart Boerner Van Dueren s.c. acted as legal counsel to Janney in connection with the offering.

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. These statements are based upon the current beliefs and expectations of Company management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above or other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.